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                                                             EXHIBIT NO. 99.5(s)

                          INVESTMENT ADVISORY AGREEMENT


        INVESTMENT ADVISORY AGREEMENT, dated as of this 1st day of May, 1996, by and between MFS/SUN LIFE SERIES TRUST, a Massachusetts business trust (the "Trust"), on behalf of the VALUE SERIES (the "Fund"), a series of the Trust, and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware Corporation (the "Adviser").

                                   WITNESSETH:

        WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940; and

        WHEREAS, the Adviser is willing to provide business services to the Fund on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

        ARTICLE 1. Duties of the Adviser. The Adviser shall provide the Fund with such investment advice and supervision as the Trustees of the Trust may from time to time consider necessary for the proper supervision of the Fund's assets. The Adviser shall act as Adviser to the Fund and as such shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested, subject always to the restrictions of the Declaration of Trust of the Trust, dated February 15, 1985, and By-Laws, each as amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the Investment Company Act of 1940 and the Rules, Regulations and orders thereunder and to the Trust's then-current Prospectus and Statement of Additional Information. The Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to the investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination shall be revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealer selected by it, and to that end, the Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to the deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed to seek for the Fund the placing of such orders, the Adviser is directed to seek for the Fund execution at the most reasonable price by responsible brokerage firms at reasonably competitive commission rates. In fulfilling this requirement the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused the Fund to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund and to other clients of the Adviser as to which the Adviser exercises investment discretion.

        The Adviser may from time to time enter into sub-investment advisory agreements with one or more investment advisors with such terms and conditions as the Adviser may determine provided that such sub-investment advisory agreements have been approved by a majority of the Trustees of the Trust who are not "interested persons" of the Trust, or the Adviser or the Sub-Adviser and by "vote of a majority of the outstanding voting securities" of the Fund. Subject to the provisions of Article 5, the Adviser shall not be liable for any error of judgment or mistake of law by any sub-advisor or for any loss arising out of any investment made by any sub-advisor or for any act or omission in the execution and management of the Fund by any sub-advisor.

        ARTICLE 2. Allocation of Charges and Expenses. The Adviser shall furnish at its own expense investment advisory and administrative services, office space, equipment and clerical personnel necessary for servicing the investments of the Fund and maintaining its organization, and investment advisory facilities and executive and supervisory personnel for managing the investments and effecting the portfolio transactions of the fund. The Adviser shall arrange, if desired by the Trust, for Directors, officers and employees of the Adviser or its "affiliates" to serve without compensation as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law. It is understood that the Fund will pay all of its own expenses including, without limitation, compensation of Trustees "not affiliated" with the Adviser; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Fund; fees and expenses of independent auditors, of legal counsel, and of any transfer agent, registrar or dividend disbursing agent of the Fund; expenses of repurchasing and redeeming shares; expenses of preparing, printing and mailing shareholder reports, notices, proxy statements and reports to governmental officers and commissions; brokerage and other expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; and expenses of shareholders' meetings.

        ARTICLE 3. Compensation of the Adviser. For the services to be rendered and the facilities provided, the Fund shall pay to the Adviser an investment advisory fee computed and paid monthly at an annual rate equal to 0.75% of the first $300 million of the Fund's average daily net assets and 0.675% of the Fund's average daily net assets in excess of $300 million. If the Adviser shall serve for less than the whole of any period specified in this Article 3, the compensation payable to the Adviser with respect to the Fund will be prorated.

        ARTICLE 4. Covenants of the Adviser. The Adviser agrees that it will not deal with itself, or with the Trustees of the Trust as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the Investment Company Act of 1940 and the Rules, Regulations or orders thereunder, will not take a long or short position in the shares of the Fund except as permitted by the Declaration and the By-Laws and the then-current Prospectus and Statement of Additional Information of the Trust relative to the Adviser and its Directors and officers.

        ARTICLE 5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties and obligations hereunder. As used in this Article 5, the term "Adviser" shall include Directors, officers and employees of the Adviser as well as that corporation itself.

        ARTICLE 6. Activities of the Adviser. The services of the Adviser to the Trust and the Fund are not deemed to be exclusive, the Adviser being free to render investment advisory and/or other services to others. The Adviser may permit other fund clients to use the initials "MFS" in their names. The Trust agrees that if the Adviser shall for any reason no longer serve as the Adviser to the Fund, the Trust will change its name so as to delete the initials "MFS". It is understood that the Trustees, officers and shareholders of the Trust are or may be or become interested in the Adviser, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Adviser are or may become similarly interested in the Trust and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

        ARTICLE 7. Duration, Termination and Amendment of this Agreement. This Agreement shall become effective on the date first above written and shall govern the relations between the parties hereto thereafter, and shall remain in force until November 1, 1996 at which date it will terminate unless its continuance after November 1, 1996 is "specifically approved at least annually"
(i) by the vote of a majority of the Trustees of the Trust who are not "interested persons" of the Trust or of the Adviser at a meeting specifically called for the purpose of voting on such approval, and (ii) by the Board of Trustees of the Trust, or by a "vote of a majority of the outstanding voting securities" of the Fund.

        This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by "vote of a majority of the outstanding voting securities" of the Fund, or by the Adviser, in each case on not more than sixty days' nor less than thirty days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

        This Agreement may be amended only if such amendment is approved by "vote of a majority of the outstanding voting securities" of the Fund.

        The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested person", when used in this Agreement, shall have the respective meanings specified, and shall be construed in a manner consistent with, the Investment Company Act of 1940 and the Rules and Regulations promulgated thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, and their respective seals to be hereto affixed, all as of the day and year first written above. The undersigned Trustee of the Trust has executed this Agreement not individually, but as Trustee under the Declaration and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust, individually, but bind only the trust estate applicable to the Fund.

                      MFS/SUN LIFE SERIES TRUST ON
                      BEHALF OF THE VALUE SERIES

                      By:    JOHN D. MCNEIL
                        ----------------------------------
                             John D. McNeil
                             Chairman and Trustee


                      MASSACHUSETTS FINANCIAL SERVICES COMPANY

                      By:    JEFFREY L. SHAMES
                        ----------------------------------
                             Jeffrey L. Shames
                             Chairman